Exhibit 99.1

Kairos Pharma Recognized by Biotech Breakthrough Awards in Oncology

Company’s lead candidate ENV-105 has been selected as winner of the Cancer Immunology Solution of the Year Award

LOS ANGELES — November 5, 2026 — Kairos Pharma, Ltd. (NYSE American: KAPA), a clinical-stage biopharmaceutical company targeting drug resistance in cancer, announces that it has been named a winner of the 2026 Biotech Breakthrough Awards in the category of Cancer Immunology Solution of the Year for its work with ENV-105 targeting cancer drug resistance in metastatic prostate cancer and non-small cell lung cancer.

Kairos Pharma was recognized for its differentiated approach to targeting the biological mechanisms that allow tumors to evade treatment. Rather than developing standalone therapies, Kairos is advancing resistance-modulating treatments designed to restore and extend the effectiveness of existing cancer therapies. At the center of this strategy is ENV-105 (carotuximab), an investigational neutralizing antibody designed to inhibit pathways involved in cancer stem cells and therapy resistance. ENV-105 is being developed in combination with standard-of-care therapies with the goal of improving durability of response across multiple indications.

“Our strategy of targeting the mechanisms underlying drug resistance is an important distinction from standard drug development strategy,” said Kairos Pharma Chief Executive Officer Dr. John Yu. “We owe it to patients facing treatment-resistant disease to not just throw out initially effective treatments when the cancer becomes resistant but to focus on making effective treatments last longer. With ENV-105 and our other pipeline candidates, this novel approach is getting recognized by important third parties like the Biotech Breakthrough Awards, which we believe underscores the potential of this combination approach to address an important unmet need in treatment-resistant cancers.”

Kairos Pharma recently announced positive interim efficacy data from its ongoing Phase 2 clinical trial evaluating ENV-105 (carotuximab) in combination with apalutamide in patients with metastatic castration-resistant prostate cancer (mCRPC). The interim analysis demonstrated a statistically significant difference in progression-free survival (PFS) between all patients in the trial treated with ENV-105 plus apalutamide and those treated with apalutamide alone.

The Biotech Breakthrough Awards program recognizes the most innovative companies, technologies, and products in the global life sciences and biotechnology industries. Conducted annually by Biotech Breakthrough, a leading independent market intelligence organization, the awards celebrate excellence across biopharma, therapeutics, genomics, diagnostics, and research tools.

About Kairos Pharma Ltd.

Based in Los Angeles, California, Kairos Pharma Ltd. (NYSE American: KAPA) is at the forefront of oncology therapeutics, utilizing structural biology to overcome drug resistance and immune suppression in cancer. Kairos Pharma’s lead candidate, ENV-105 (carotuximab), is an antibody targeting CD105 — a protein identified as a key driver of resistance and disease relapse in response to standard cancer therapy. ENV-105 aims to reverse drug resistance by targeting CD105 and restore the effectiveness of standard therapies across multiple cancer types. For more information, visit kairospharma.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding the potential of ENV-105 and the Company’s other product candidates to address drug resistance and improve or extend the effectiveness of existing cancer therapies; the potential benefits and effectiveness of ENV-105 in combination with standard-of-care therapies; the Company’s development plans for ENV-105; and the potential of the Company’s product candidates to address unmet needs in treatment-resistant cancers. Forward-looking statements are identified by terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes,” or the negative of these or similar terms. Actual results could vary materially from expectations and projections of Kairos Pharma if underlying assumptions prove inaccurate or if known or unknown risks or uncertainties materialize. Risk factors include but are not limited to: success and/or completion of Phase 2 clinical trials (for prostate cancer) and Phase 1 clinical trials (for lung cancer); the risk that interim clinical trial results may not be predictive of final results; challenges inherent in product research and development; uncertainty regarding future regulatory approval and commercial success; and other factors described in Kairos Pharma’s SEC filings, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Kairos Pharma is not obligated to update any forward-looking statement except as required by applicable law.

Investor Contact:

CORE IR | investors@kairospharma.com